     As filed with the Securities and Exchange Commission on August 18, 1998

                                                          Registration No. 333-
                                                          ---------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              COMFORCE Corporation
             (Exact name of registrant as specified in its charter)

     Delaware                         7361                         36 - 2262248
------------------------        ------------------------     -------------------
(State or other jurisdiction    (Primary Standard             (I.R.S Employer
of incorporation or             Industrial Classification    Identification No.)
organization)                     Code Number)

                              COMFORCE Corporation
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 328-7300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                              Christopher P. Franco
                             Chief Executive Officer
                              COMFORCE Corporation
                               2001 Marcus Avenue
                          Lake Success, New York 11042
                                 (516) 328-7300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

                                    Copy to:

                            David G. Edwards, Esquire
                Doepken Keevican & Weiss Professional Corporation
                              58th Floor, USX Tower
                                600 Grant Street
                       Pittsburgh, Pennsylvania 15219-2703
                                 (412) 355-2600

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------
                             (Cover page continued)

        Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.   [  ]


                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
       Title of Each Class of     Amount to be        Proposed Maximum           Proposed Maximum            Amount of
         Securities to be        Registered (1)    Offering Price Per Share    Aggregate Offering Price     Registration
           Registered                                       (2)                         (2)                      Fee
----------------------------- ------------------   ------------------------    ------------------------     ------------
         Common Stock                248,679              $8.25                    $2,051,602                   $606
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


(1) Includes certain shares of common stock (the "Common Stock"), of COMFORCE Corporation (the "Company") issuable pursuant to the terms a contract entered with the Company.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Company's shares of Common Stock traded on the American Stock Exchange within five business days prior to the filing of this Registration Statement. The per share price of $8.25 represents such average on August 11, 1998, a date within five business days prior to the filing of this (the fee as to which is paid herewith).

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION DATED AUGUST 18, 1998



 PROSPECTUS







                                 248,679 Shares
                              COMFORCE Corporation
                                  COMMON STOCK



         COMFORCE Corporation, a Delaware corporation (the "Company") is a provider of staffing, consulting and outsourcing solutions that address the high technology needs of businesses.

         The shares of common stock, par value $.01 per share ("Common Stock"), of the Company covered by this Prospectus ("Shares") may be offered from time to time on the American Stock Exchange or otherwise at prices then obtainable by or for the account of the existing security holders of the Company named herein and any transferees, pledgees or assignees thereof ("Selling Stockholders"). See "Selling Stockholders" and "Plan of Distribution."

         In certain cases the Selling Stockholders, brokers executing sales orders on their behalf and dealers purchasing Shares from the Selling Stockholders for resale, may be deemed to be "underwriters," as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

         The Company will not receive any proceeds from sales of the Shares.


         SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


         On August 5, 1998, the closing price of the Common Stock on the American Stock Exchange was $8.50 per share. The Company will bear certain of the expenses of this offering, estimated to be $5,000.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                 The date of this Prospectus is _________, 1998.

                                TABLE OF CONTENTS


                                                                          Page

Available Information ....................................................  2
Incorporation of Certain Documents .......................................  3
Risk Factors..............................................................  4
The Company...............................................................  9
Use of Proceeds...........................................................  9
Selling Stockholders...................................................... 10
Plan of Distribution...................................................... 10
Legal Matters............................................................. 11
Experts................................................................... 11


                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-3, together with all amendments and exhibits thereto (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained upon written request from the Public Reference Section of the Commission at the address set forth above upon payment of prescribed fees. The Commission also maintains a Web site at "http://www.sec.gov" which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the Public Reference Section of the Commission or the Commission's regional offices at the addresses set forth above or accessed through the Commission's Web site identified above, and copies of such material may be obtained upon written request from the Public Reference Section of the Commission upon payment of prescribed fees.

         The Common Stock of the Company is listed on the American Stock Exchange and such reports, proxy material and other information are also available for inspection at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company (File No. 1-06081) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

         1.       Annual Report on Form 10-K for the Year ended December
                  31, 1997.
         2.       Quarterly Report on Form 10-Q for the quarter ended March
                  31, 1998.
         3.       Quarterly Report on Form 10-Q for the quarter ended June
                  30, 1998.
         4. The description of the Company's Common Stock included in the Registration Statement on Form 8-A filed October 10, 1985, as amended by Amendment No. 1 thereto on Form 8-A/A dated July 25, 1997.

         Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to COMFORCE Corporation, 2001 Marcus Road, Lake Success, New York 11042 to the attention of Linda Connolly, telephone (516) 328-7300.

                                  RISK FACTORS

         Prospective purchasers of the Common Stock offered hereby should consider carefully the factors set forth below, as well as other information contained in this Prospectus, before making a decision to purchase the Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected or suggested in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

Absence of Combined Operating History; Potential Inability to Integrate Acquired Businesses

         The Company's contingent staffing and consulting business has been developed principally through the acquisition of established staffing and consulting businesses, all of which have been acquired since October 1995. Prior to their acquisition by the Company, each of these acquired companies operated as a separate independent entity. The Company's officers have had limited experience in managing companies as large and as rapidly growing as the Company. The Company's strategy of continuing its growth and expansion will place additional demands upon the Company's current management and will require additional information systems and management, operational and other financial resources. The Company will seek to improve its financial results through the integration of its operations, including through the consolidation of back office activities, branch system rationalization and personnel-related cost savings. However, there can be no assurance that the Company's management will be able to adequately manage the combined entity, will be able to implement its plans without delay, will not encounter unanticipated problems in connection with such efforts or, when and if such plans are implemented, will achieve the reductions in expenses currently anticipated. In addition, if the Company is unable to hire and retain the management personnel needed to manage acquired businesses, if such personnel are unable to achieve anticipated performance levels or if the Company is unable to implement effective controls, the Company's business, financial condition and results of operations could be materially adversely affected.

Effect of Fluctuations in the General Economy

         Demand for staffing and consulting services is significantly affected by the general level of economic activity in the country. Companies use staffing and consulting services to manage personnel costs and changes in staffing needs, in part due to business fluctuations. When economic activity increases, employees from staffing and consulting companies are often added before full-time employees are hired. During such times, there is intense competition among staffing and consulting companies for qualified personnel for placement. As economic activity slows, many companies reduce their usage of employees from staffing and consulting companies before undertaking layoffs of their regular employees, and the Company may experience more competitive pricing pressure during such periods of economic downturn. As a result, any significant economic downturn could have a material adverse effect on the Company's business, financial condition and results of operations. Similarly, there can be no assurance that during periods of increased economic activity and higher general employment levels the Company will be able to recruit and retain sufficient personnel to meet the needs of its clients.

Potential Impairment of Intangible Assets

         More than 50% of the Company's total assets are intangible assets. These intangible assets substantially represent amounts attributable to goodwill recorded in connection with the Company's acquisitions and are generally amortized over a five to forty year period, resulting in significant annual charges. Various factors could impact the Company's ability to generate the earnings necessary to support this amortization schedule, including fluctuations in the economy, the degree and nature of competition, demand for the Company's services, and the Company's ability to integrate the operations of acquired businesses, to recruit and place staffing professionals, to expand into new markets and to maintain gross margins in the face of pricing pressures. Although management does not believe any impairment has occurred through the date of this Prospectus, the failure of the Company to generate earnings necessary to support the amortization charge may result in an impairment of the asset. The resulting write-off could have a material adverse effect on the Company's business, financial condition and results of operations.

Impact of Pricing Pressure on Margins

         Price competition in the contingent staffing and consulting industry is intense. Pricing pressure from competitors and customers is increasing. The trend toward larger customers demanding national contracts with a few preferred providers of staffing and consulting services has resulted, in many cases, in competitive bidding and determinations based on price, so that margins on these contracts may be less than the historical margins for providing these staffers. In addition, the trend toward national contracts may limit the ability of staffing and consulting firms to pass on all employee costs to customers. Finally, large, traditional staffing firms have begun to enter the specialty staffing and consulting sector, and, as a result, margins may decrease, particularly for the less highly skilled personnel in this sector. There can be no assurance that the Company will be able to maintain or increase its current margins, the reduction of which could have a material adverse effect on the Company's financial condition and results of operations, including cash flow.


Substantial Leverage; Restrictions Imposed by Terms of Indebtedness

         The Company is highly leveraged. This leverage could have important consequences, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to pay the Company's debt service; (iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; (iv) the Company may be particularly vulnerable in the event of a downturn in its business or in the economy generally; and (v) the Company is vulnerable to increases in interest rates to the extent of its borrowings under its credit facility with a commercial lender.

         In addition, the terms and conditions of the indentures governing its public debt obligations and the agreements evidencing its credit facility impose restrictions that affect the ability of the Company to incur debt, make distributions, make acquisitions, create liens and make capital expenditures. These instruments also require the Company to maintain specified financial ratios and tests and limit its capital expenditures, affiliate payments and dividends. The ability of the Company to comply with such covenants and restrictions can be affected by events beyond its control, and there can be no assurance that either the Company will achieve operating results that will comply with such provisions.

Risks Associated with Acquisitions

         The ability of the Company to achieve growth through acquisition will depend on a number of factors, including the availability of attractive acquisition opportunities, the availability of funds needed to complete acquisitions, the availability of working capital needed to fund the operations of acquired businesses and the effect of existing and emerging competition on operations. The Company's acquisitions may not achieve levels of revenue, profitability or productivity comparable to those of the Company's existing operations or may not otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. The Company is actively seeking additional acquisition opportunities, although the Company has no agreements, understandings or plans regarding any material acquisitions at this time. There can be no assurance that the Company will be able to successfully identify additional suitable acquisition candidates, complete additional acquisitions or integrate acquired businesses into its operations.

Future Capital Needs; Uncertainty of Financing; Potential Dilution

         The Company will need to obtain additional financial resources to fund its strategy of growth through acquisition, geographic expansion and market development. The Company can give no assurance that (i) additional financing will be available or, if available, that it will be available on terms acceptable to the Company, or (ii) the Company's existing capital resources, including the amounts available for borrowing under the Company's lines of credit and the Company's cash flow from operations, will either individually or collectively be sufficient to fund future acquisitions or satisfy the Company's working capital requirements. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. Further, such equity securities may have rights, preferences, or privileges senior to those of the Common Stock. There also can be no assurance that the Company or any of the acquired businesses will generate positive cash flow or that adequate financing or capital resources will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate all or some of its market development and acquisition projects.

Liabilities for Customer and Employee Actions

         Contingent staffing and consulting firms are in the business of employing people and placing them in the workplace of other businesses. An attendant risk of such activity includes possible claims by customers of employee misconduct or negligence, including claims of discrimination and harassment, as well as claims relating to employment of illegal aliens and other similar claims. The Company has policies and guidelines in place to reduce its exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future. The Company is also exposed to liability with respect to actions taken by its employees while on assignment, such as damages caused by employee errors, misuse of customer proprietary information or theft of customer property. Although the Company maintains insurance, due to the nature of the Company's assignments, in particular its access to customer information systems and confidential information, and the potential liability with respect thereto, there can be no assurance that insurance coverage will continue to be available or that it will be adequate to cover any such liability.

Increases in Unemployment Insurance Premiums and Workers' Compensation Rates


         The Company is required to pay unemployment insurance premiums and workers' compensation benefits for its billable employees. Unemployment insurance premiums are set annually by the states in which employees perform services and could increase as a result of, among other things, increased levels of unemployment and the lengthening of periods for which unemployment benefits are available. Workers' compensation costs have increased as various states in which the Company conducts operations have raised levels of compensation and liberalized allowable claims. The Company may incur costs related to workers' compensation claims at rates higher than anticipated if higher than anticipated losses or an increase in the number or the severity of claims is experienced. In addition, the Company's costs could increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to billable employees who do not presently receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its customers in a sufficient amount to cover increased costs related to workers' compensation, unemployment insurance and health care reforms or other employment-related regulatory changes. Further, there can be no assurance that the Company will be able to obtain or renew workers' compensation insurance coverage in amounts and types desired at reasonable premium rates.

Dependence on Availability of Qualified Staffing Personnel

         The Company depends on its ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing and consulting requirements of its customers. Competition for individuals with proven skills in certain areas, particularly information technology and telecommunications, is intense. The Company competes for such individuals with other contingent staffing and consulting firms, systems integrators, providers of outsourcing services, computer systems consultants, customers and personnel agencies. The Company must continually evaluate, train and upgrade its base of available personnel to keep pace with changing customers' needs and emerging technologies. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on economic terms acceptable to the Company. In addition, although the Company's employment agreements contain non-compete covenants, there can be no assurance that the Company can effectively enforce such agreements against its former employees.

Highly Competitive Market

         The contingent staffing and consulting industry is highly competitive. Heightened competition for customers as well as for contingent personnel could adversely impact the Company's margins. Heightened competition for customers could result in the Company being unable to maintain its current fee scales without being able to reduce the personnel costs of its billable employees. Large, traditional staffing companies have begun to enter the specialty staffing and consulting sector, and, as a result, margins may decrease, particularly for the less highly skilled personnel in that sector. Conversely, barriers to entry to certain types of contingent staffing businesses, particularly the more traditional sector, are low, and the Company could experience competition from additional competitors entering the business. Shortages of qualified personnel currently exist in some specialty sectors and shortages could occur in other sectors in the future. Such shortages may result in the Company being unable to fulfill its customers' needs. Moreover, customers could employ personnel directly (rather than using the Company's services) to ensure the availability of such personnel. Certain of the Company's competitors have greater marketing, financial and personnel resources than the Company does and could provide increased competition to the Company. The Company expects that the level of competition will remain high in the future, which could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, in certain markets the Company has experienced significant pricing pressure from some of its competitors.

Dependence on Key Personnel

         The Company is highly dependent on its management. The Company's success depends upon the availability and performance of James L. Paterek, the Chairman of the Company, Christopher P. Franco, the Chief Executive Officer of the Company, and Michael Ferrentino, the President of the Company. The loss of services of any of these key persons could have a material adverse effect upon the Company. The Company has entered into employment agreements with all of such individuals which include covenants not to engage in a business similar to that of the Company for a period of two years after termination of employment for any reason, as well as customary non-disclosure and employer non-solicitation provisions. The Company does not maintain key man life insurance on any of these individuals.

Risks Related to the Loss of Key Customers

         As is common in the staffing industry, the Company's engagements to provide services to its customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice. On a historical basis, for 1997, sales to the Company's two largest customers each accounted for more than 10% of the Company's revenues. In addition, the Company has numerous other significant customers. The loss of or a material reduction in the revenues from any of the Company's significant customers could have an adverse effect on the Company's business, results of operations and financial condition.

Licensing Risks

         The Company derives a portion of its net income from licensed operations in the Professional Services portion of its Staffing Services division. Licensees may terminate their agreements, resulting in a loss of revenues. While the Company's licensing agreements contain non-competition covenants, former licensees may pay the Company an amount based on a predetermined formula and thereafter continue the operation of the business independently of the Company and compete with the Company. The licenses are franchises under federal and state laws and regulations, and the Company must comply with such federal and state laws and regulations governing the sale of franchises, and with state laws concerning the ongoing relationship with licensees (including the termination and non-renewal of such relationships). The Company is subject to the risk of litigation with licensees pursuant to such laws or otherwise.

Control by Insiders

         Current management of the Company currently controls a significant percentage of the Company's outstanding shares of Common Stock. As a result, such persons are expected to have the ability to significantly influence all issues submitted to the Company's stockholders including with respect to its management and the selection of its Board of Directors. Such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

Anti-Takeover Provisions

         Certain provisions of the Company's Certificate of Incorporation and Bylaws authorize the issuance of "blank check" Preferred Stock and the establishment of advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices and other transactions that they may deem to be in their best interests. In particular, the issuance of preferred stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. For example, the Company could issue shares of preferred stock with extraordinary voting rights or liquidation preferences to make it more difficult for a hostile acquiror to gain control of the Company. In addition to the anti-takeover effect of the issuance of preferred stock, holders of preferred stock have a preferred position over holders of common stock on liquidation, the right to a fixed or minimum dividend before any dividend is paid (or accrued) on common stock, and the right to approve certain extraordinary corporate matters.

No Cash Dividends

         The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends on its Common Stock. In addition, the Company's credit facility prohibits the payment of cash dividends on the Common Stock without the consent of the lender, and the indentures governing its public debt obligations restrict the payment of such dividends.

Impact of Year 2000

         Some older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than 2000. This failure to use four digits to define the applicable year has created what is commonly referred to as the "Year 2000 Issue" and could cause a system failure or miscalculations causing disruption of operations, including a temporary inability to process transactions or engage in similar normal business activities. The Company recognizes the need to ensure that its operations will not be adversely impacted by the Year 2000 Issue. In the course of evaluating the potential impact to the Company of the Year 2000 Issue, the Company has been in communications with its customers. Although the Company does not believe that the Year 2000 Issue will have a significant impact on it operations based upon its review of its internal computing systems, the failure of the Company's customers to address the Year 2000 Issue could have unforseen consequences to the Company.

Possible Volatility of Stock Price

         From time to time, there may be significant volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company or of other staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

                                   THE COMPANY

         The Company is a leading provider of specialty staffing, consulting and outsourcing solutions primarily to Fortune 500 companies for their information technology ("IT"), telecommunications, scientific and engineering-related needs. Through its network of 88 offices (57 Company-owned and 31 licensed) located throughout the United States, the Company recruits and places highly skilled contingent personnel and outsources payrolling and other financial services for a broad customer base of over 2,300 companies. The Company's labor force includes approximately 8,000 billable employees, consisting primarily of computer programmers, systems consultants and analysts, telecommunications and other engineers and technicians, scientists and researchers, as well as skilled office support personnel.

         The Company operates through four divisions, as described below:

         COMFORCE Information Technologies. The Company's IT division provides highly skilled programmers, help desk personnel, systems consultants and analysts, software engineers and project managers for a wide range of technical assignments, including client server, mainframe, Year 2000, desktop services, internet/intranet and MIS. The IT division also provides payrolling services in addition to these staffing solutions to certain of its IT customers.

         COMFORCE Telecom. The Company's Telecom division provides skilled personnel to plan, design, engineer, install and maintain wireless and wireline telecommunications systems, including cellular, PCS, microwave, radio, satellite and other networks. The Company's staffing and consulting business originated with this specialty sector, and the Company and several of the companies it has acquired have long-standing relationships with leading telecommunications companies.

         COMFORCE Staffing Services. The Company's Staffing Services division operates in two areas, Technical Services and Professional Services. The Company provides Technical Services, including in some cases payrolling services, to a group of technology-intensive clients working in the areas of aerospace, avionics, electronics, laser and weapons technology, environmental safety and alternative energy source development. The Company's Technical Services business is generally conducted through long-term, high-volume contracts that are not subject to fixed prices and require low administrative overhead. The Company offers Professional Services through both Company-owned and licensed offices to clients in need of medical office staffing solutions, office automation personnel, customer service/call center personnel and laboratory professionals.

         COMFORCE Financial Services. The Company's Financial Services division provides payroll funding services and back office support to independent consulting and staffing companies and provides consulting and related payrolling services to clients in connection with their use of independent contractors. The Financial Services division has significantly benefited from the Company's sophisticated back office operations, as well as its substantial investment in the PeopleSoft -Registered Trademark- software package.

         The Company was incorporated in Illinois in 1954 and became a Delaware corporation through its merger with a Delaware subsidiary in 1969. It maintains its headquarters at 2001 Marcus Avenue, Lake Success, New York 11042. The Company's telephone number is (516) 328-7300.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Common Stock offered hereby by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The security holders listed below, and any transferees, pledgees or assignees thereof named in any supplement to this Prospectus (the "Selling Stockholders") are offering for resale hereunder 248,679 shares of Common Stock in the aggregate. The Company undertakes to file a supplement to name as Selling Stockholders any such subsequent holder of the Shares. Because the Selling Stockholders may offer all or some part of the Common Stock they hold pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten (on a firm commitment or any other basis), no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholders upon termination of this offering. The table below sets forth information as of August 5, 1998, concerning the beneficial ownership of Common Stock of the Selling Stockholders named herein.


Name of Beneficial Owner       Shares Beneficially        Shares Offered Hereby
                               Owned

J. Scott Erbe                     193,125 (1)               193,125 (1)

Steven R. Gunner                   60,976 (2)                27,777 (2)

Paul G. Baldwin                    60,976 (2)                27,777 (2)


--------------------

(1) These shares are owned of record by Mr. Erbe. The shares beneficially owned by Mr. Erbe represent less than 1.0% of the issued and outstanding Common Stock of the Company.

(2) These shares include (i) 13,699 owned of record by each of Messrs. Gunner and Baldwin, (ii) 19,500 shares issuable to each of them upon the exercise of options held by them at an exercise price of $18.25 per share, and (iii) up to 27,777 shares issuable to each of them pursuant to a rights agreement entered into with them based upon specified net income targets being achieved by the Company's Force Five, Inc. subsidiary. The shares beneficially owned by each of Messrs. Gunner and Baldwin represent less than 1.0% of the issued and outstanding Common Stock of the Company.


                              PLAN OF DISTRIBUTION

         The Company is not aware of any plan of distribution with respect to the Shares. Distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which many involve block transactions) (i) on the American Stock Exchange, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the- counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling Shares to or through underwriters, brokers or dealers, and such underwriters, brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of Shares for whom they may act as agent. The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

         The Selling Stockholders and any broker-dealers who participate in a sale of its shares of Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them, and proceeds of any such sales as principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

         All expenses of the registration of Common Stock offered hereby, estimated to be approximately $5,000, will be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. Normal commission expenses and brokerage fees, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders.

         The Company will not receive any proceeds from the sale of the Common Stock offered hereby by the Selling Stockholders.


                                  LEGAL MATTERS

         The validity of the Common Stock being offered hereby will be passed upon for the Company by Doepken, Keevican & Weiss Professional Corporation, Pittsburgh, Pennsylvania.


                                     EXPERTS

         The consolidated balance sheets of COMFORCE Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

         The expenses estimated to be incurred (other than the fees of the Commission which are actual) in connection with the offering, all of which are payable by the Company, are as follows:


                        Description                                   Amount
     ----------------------------------------------             ----------------
         SEC Registration Fee                                         $606
         Printing Costs                                                200*
         Legal Fees                                                  2,500*
         Accounting Fees                                             1,500*
         Miscellaneous                                                 194*
         Total                                                     $ 5,000*

   ----------
   *Estimate

Item 15.  Indemnification of Directors and Officers.

         The Registrant's Bylaws effectively provide that the Registrant, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), shall indemnify all directors and officers of the Company and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

         Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         The Company has no present intention of entering into separate indemnification agreements with its current directors, officers, or employees but may do so in the future. It may also enter into contracts with anyone else it is permitted to indemnify under Delaware law, but has no present intention of doing so.

         The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

2.1 Stock Purchase Agreement dated September 11, 1995 among Spectrum Technologies, Inc., the Company, COMFORCE Corporation, ARTRA Group Incorporated, Peter R. Harvey, Marc L. Werner, James L. Paterek, Michael Ferrentino and Christopher P. Franco (included as an exhibit to the Company's Current Report on Form 8-K dated September 11, 1995 and incorporated herein by reference).

2.2 Purchase Agreement among COMFORCE Telecom, Inc., Williams Communications Services, Inc. and Bruce Anderson (included as an exhibit to the Company's Current Report on Form 8-K dated March 13, 1996 and incorporated herein by reference).

2.3 Stock Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.4 Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., DataTech Technical Services, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.5 Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.6 Letter Agreement dated May 6, 1996 amending Asset Purchase Agreement effective as of May 13, 1996 among the Company, COMFORCE Technical Services, Inc., RRA, Inc., Raphael Rashkin and Stanley Rashkin (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.7 Letter Agreement dated April 19, 1996 among CTS Acquisition Co. I, COMFORCE Technical Services, Inc., Project Staffing Support Team, Inc. and RRA, Inc. (included as an exhibit to the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed May 16, 1996 and incorporated herein by reference).

2.8 Agreement and Plan of Reorganization dated October 22, 1996 between AZATAR Computer Systems, Inc. and the Company (included as an exhibit to the Company's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

2.9 Asset Purchase Agreement dated October 25, 1996 by and among Continental Field Services Corporation, Michael Hill, Roy Hill and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.10 Asset Purchase Agreement dated October 25, 1996 between Progressive Telecom, Inc., Beth Wilson Hill and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.11 Amendment to Escrow Agreement and Purchase Agreements dated November 8, 1996 by and among Continental Field Service Corporation, Progressive Telecom, Inc., Michael Hill, Roy Hill, Beth Wilson Hill, McCarthy,

         Fingar, Donovan, Drazen & Smith, and COMFORCE Telecom, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.12 Subscription Agreement dated October 28, 1996 by and among RHO Company, Inc., J. Scott Erbe, COMFORCE Corporation and COMFORCE Technical Services, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.13 Stock Sale and Termination Agreement dated October 28, 1996 by and between James R. Ratcliff and RHO Company, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.14 Letter Agreement dated November 4, 1996 amending Stock Sale and Termination Agreement between RHO Company, Inc. and James R. Ratcliff (included as an exhibit to the Company's Current Report on Form 8-K dated November 19, 1996 and incorporated herein by reference).

2.15 Agreement and Plan of Merger, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc. and Uniforce Services, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

2.16 Stockholders Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Limited Partnership, L.P. (included as an exhibit to the Company's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

2.17 Registration Rights Agreement dated as of August 13, 1997 by and among the Company, John Fanning and Fanning Asset Partners, L.P., a Georgia limited partnership (included as an exhibit to Amendment No. 2 to the Registration Statement on Form S-4 of the Company filed with the Commission on October 24, 1997 and incorporated herein by reference).

3.1 Restated Certificate of Incorporation of the Company, as amended by Certificates of Amendment filed with the Delaware Secretary of State on June 14, 1987 and February 12, 1991 (included as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 of the Company filed with the Commission on May 10, 1996 and incorporated herein by reference).

3.2 Certificate of Ownership (Merger) of COMFORCE Corporation into the Company (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

3.3 Bylaws of the Company, as amended and restated effective as of February 26, 1997 (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference)

3.4 Designation of Rights and Preferences of Series F Preferred Stock (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

3.5 Certificate of Ownership (Merger) of AZATAR into the Company (included as an exhibit to the Company's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

5.1*     Opinion of Doepken Keevican & Weiss.

10.1 Management Agreement dated as of April 9, 1993 between the Company and Nitsua, Ltd. (a corporation wholly-owned by Austin Iodice, formerly Lori's Chairman and Chief Executive Officer) (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

10.2 Asset Purchase Agreement dated as of April 11, 1996 among Lawrence Jewelry Corporation, ARTRA GROUP Incorporated, the Company and Hanover Advisors, Inc. respecting the disposition of the assets of the Company's jewelry business (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.3 Loan and Security Agreement dated as of November 26, 1997 among COMFORCE Corporation and specified subsidiaries thereof and Heller Financial, Inc., as lender and agent for other lenders (included as an exhibit to the Company's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

10.4 Purchase Agreement, dated as of November 19, 1997, by and between COMFORCE Operating, Inc. and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.5 Purchase Agreement, dated as of November 19, 1997, by and between dated as of November 26, 1997, by and between the Company and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.6 Warrant Agreement dated November 26, 1997 by and between the Company and The Bank of New York, as Warrant Agent (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.7 Pledge Agreement dated November 26, 1997 by and between the Company and The Bank of New York, as Collateral Agent (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.8 Employment Agreement dated December 1, 1997 between the Company, COMFORCE Operating, Inc. and Christopher Franco (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.9 Employment Agreement dated December 1, 1997 between the Company, COMFORCE Operating, Inc. and James L. Paterek (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.10 Employment Agreement dated December 1, 1997 between the Company, COMFORCE Operating, Inc. and Michael Ferrentino (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.11 Indenture dated as of November 26, 1997 with respect to 12% Senior Notes due 2007 between COMFORCE Operating, Inc., as issuer, and Wilmington Trust Company, as trustee (included as an exhibit to the Company's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

10.12 Indenture dated as of November 26, 1997 with respect to 15% Senior Secured PIK Debentures due 2009 between COMFORCE Corporation, as issuer, and The Bank of New York, as trustee (included as an exhibit to the Company's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

21.1*    List of Subsidiaries.

23.1     Consent of Doepken Keevican & Weiss (included in the opinion filed as
         Exhibit 5.1 to this Registration Statement.

23.2*    Consent of PricewaterhouseCoopers LLP.

---------------------------
*Filed herewith.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success, State of New York, on August 14, 1998.

                                 COMFORCE Corporation
                                 (Registrant)

                        By:      /s/Christopher P. Franco
                                 ----------------------------------------------
                                 Christopher P. Franco, Chief Executive Officer

                            POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher P. Franco and Michael Ferrentino, or any one of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


      SIGNATURE                    TITLE                         DATE
      ---------                    -----                         ----

/s/ James L. Paterek               Chairman and Director         August 14, 1998
------------------------------
       James L. Paterek

/s/ Christopher P. Franco          Chief Executive Officer,      August 14, 1998
------------------------------     Secretary and Director
       Christopher P. Franco

/s/ Michael Ferrentino             President and                 August 14, 1998
------------------------------     Director
        Michael Ferrentino

/s/ Robert H.B. Baldwin, Jr.       Chief Financial Officer       August 14, 1998
------------------------------     (Principal Financial
       Robert H.B. Baldwin, Jr.    Officer)


/s/ Andrew Reiben                  Vice President of Finance     August 14, 1998
------------------------------     and Chief Accounting Officer
      Andrew Reiben                (Principal Accounting Officer)


/s/ Richard Barber                 Director                      August 13, 1998
------------------------------
       Richard Barber

/s/ Marc Werner                    Director                      August 12, 1998
------------------------------
     Marc Werner